OCTOBER 27, 2016 / 02:00PM GMT, PATK - Q3 2016 Patrick Industries Inc Earnings Call

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PATK - Q3 2016 Patrick Industries Inc Earnings Call

EVENT DATE/TIME: OCTOBER 27, 2016 / 02:00PM GMT

OCTOBER 27, 2016 / 02:00PM GMT, PATK - Q3 2016 Patrick Industries Inc Earnings Call

CORPORATE PARTICIPANTS
Julie Ann Kotowski Patrick Industries - IR
Todd Cleveland Patrick Industries - CEO
Josh Boone Patrick Industries - CFO
Andy Nemeth Patrick Industries - President

CONFERENCE CALL PARTICIPANTS
Scott Stember CL King - Analyst
Dan Moore CJS Securities - Analyst
Jon Evans SG Capital - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Patrick Industries Incorporated third quarter 2016 earnings conference call. My name is John, and I will be your operator for today's call.

(Operator Instructions)

I will now turn the call over to Julie Ann Kotowski from Investor Relations. Ms. Kotowski, you may begin.

Julie Ann Kotowski - Patrick Industries - IR

Good morning, everyone, and welcome to Patrick Industries' third quarter 2016 conference call. I am joined on the call today by Todd Cleveland, CEO; Andy Nemeth, President; and Josh Boone, CFO. On the call this morning we are going to discuss our third quarter and nine months 2016 results and provide an update on our business outlook and the markets that we serve.

Certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward-looking statements under the securities laws. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2015, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update these statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

I would now like to turn the call over to Todd Cleveland.

Todd Cleveland - Patrick Industries - CEO

Thank you, Julie Ann. And thank you all for joining us on the call today. This morning we would like to briefly discuss the Company's third quarter and nine month 2016 results and provide an update on the major markets we serve. I will then conclude by providing an update on our overall business outlook.

OCTOBER 27, 2016 / 02:00PM GMT, PATK - Q3 2016 Patrick Industries Inc Earnings Call

The Company's performance in the third quarter and first nine months of 2016 continue to be aligned with our overall expectations and reflected revenue and profitability growth that was supported by our overall acquisition and strategic growth initiatives in all three of the end markets we serve. On the top line, our revenues increased 42% in the third quarter, and 34% for the first nine months over the prior year periods. On the bottom-line our net income per diluted share for the third quarter and first nine months of 2016 were 36% and 37%, respectively, over the prior year.

The third quarter of 2016 reflected abnormally strong seasonal shipment trends in the RV market, coupled with changing demand patterns typically associated with production of new model year-units for the annual dealer show held in September. Growth in the other two primary markets, the MH and industrial markets, tempered slightly, but are still up year-over-year. We continue to gain market share in all the industries we serve. As well as successfully integrating the acquisitions we completed for the past two years, including the six that we've done so far in 2016.

Now I'll turn the call over to Andy, who will further review the markets and performance.

Andy Nemeth - Patrick Industries - President

Thank you, Todd. Our third quarter 2016 results reflect the continued robust strength in demand patterns in the RV industry, which experienced the strongest third quarter wholesale shipment increase since 2010. We've experienced three consecutive quarters of double-digit RV shipment growth, with continued optimism and positive retail trends as we head into the fourth quarter and 2017.

Additionally, the MH industry continues to show signs of a tailwind when compared to recent historical levels, and our industrial revenues grew 50% from the third quarter of 2015. While the near record third quarter RV shipment levels and the record year-to-date shipment levels, coupled with the changing seasonal demand patterns related to the annual dealer show season, caused some inefficiencies and labor capacity constraints in an already tight labor market, we continued to focus on the execution of our capital allocation strategy to drive revenues and content in all of our markets and strategically invest in equipment and facilities to position ourselves to be able to take advantage of continued growth trends in the marketplace.

In addition to our acquisition and expansion strategies, we also launched a strategic capital expenditure program centered around tactical investment and facility improvements, increased capacity, and more advanced automation to continue to equip ourselves with state of the art production operations to help offset the impact of the extremely tight labor market in the Midwest. This initiative, which involves an incremental $4.5 million of capital spending that started in the third quarter of 2016 and will extend into early 2017, will help ensure we have adequate capacity to meet demand, improve operating efficiencies and address our customer's changing needs and buying patterns as they look for new innovative products in the marketplace.

Approximately $1.5 million of the $4.5 million was spent in the third quarter 2016 with the remaining $3 million of capital spend projected to be incurred in the next two quarters. As we've mentioned, on the RV side of the business the growth tailwind continued and we experienced unseasonably strong record wholesale shipments that exceeded expected seasonal demand patterns, further driving our revenue growth.

The RV sector of our business represents our largest market, comprising 73% of our third quarter revenues. Our RV sales grew 43% in the quarter off of a 19% increase in industry-wide RV wholesale shipments. Wholesale shipments of travel trailers, which represent approximately 76% of the towables market led the way, increasing more than 20% in the third quarter of 2016 compared to the prior year, and up from 14% in the second quarter of 2016.

Wholesale shipments of travel trailers represented 75% of the towables market through the first nine months of 2016. While the travel trailer sector improved at a consistent rate, shipment levels in the larger, more expensive units, particularly in the fifth wheel sector, which represents approximately 21% of the total's market for both the third quarter and year-to-date also showed strong growth, increasing approximately 17% in the third quarter of 2016 from a 4% increase in the second quarter. As the mix of fifth wheel and travel trailer production levels shifts towards higher end units, we expect our dollar content to increase as well. We continue to see both growth and mix shift in the motorized sector of the industry as well, which represents approximately 13% of all RV wholesale unit shipments in the quarter, increasing approximately 15% in the quarter and from prior year.

Class A shipments for the third quarter, representing approximately 41% of all motorized units shipped and the most expensive of the class on average, decrease approximately 4% for the third quarter compared to an approximate 11% and 6% increase in the first and second quarters of 2016, respectively. Class B and Cs, which represent smaller less expensive motorized units and approximately 59% of all motorized units shipped, increased approximately 26% in the first nine months of the year. Retail trends are strong, as combined domestic and Canadian retail sales through August 2016 were up 8% year-over-year. Towables unit sales were up 8% and motorized unit sales were up 9% over the same eight month period in 2016.

OCTOBER 27, 2016 / 02:00PM GMT, PATK - Q3 2016 Patrick Industries Inc Earnings Call

Domestic RV retail sales, which represented 88% of overall retail sales through August, were up 11% year-over-year, while Canadian retail sales continue to be depressed; down approximately 13% for the same period, primarily as a result of continued weakness in the Canadian dollar.

On the manufactured housing side of our businesses, our sales increased 26%, again outperforming the industry. Based on industry data for the first eight months of 2016 and our company forecast for the month of September, we estimate MH wholesale shipments to increase by approximately 5% in the third quarter versus the prior year and by 14% on a year-to-date basis.

There continues to be pockets of strength, particularly in the southeast region of the country, which represents approximately 37% of the MH market and was up approximately 25% year-to-date. The Southwest region, which comprises another 27% of the market, is slightly down year-over-year. We expect to see this trend in overall industry improvement continue in alignment with residential housing improvement, and believe there continues to be significant opportunity for growth in this market over the long term. Additionally, the MH industry shipment levels experienced thus far in 2016 could indicate a possible tailwind providing better than recent historical trends in the 8% to 10% range. We expect to continue to grow and align with the MH market by capitalizing on our breadth of product and focused expansion in acquisition strategies.

The Company's industrial revenues, which represented 13% of our sales in the third quarter, increased 50%, reflecting the continued contribution from our acquisitions and further diversification into the commercial and institutional fixtures markets. We are also seeing a pick-up in our regional kitchen cabinet business, primarily due to growth in residential construction and remodeling markets in addition to increased penetration by our industrial sales team. Approximately 50% of our industrial revenue base was directly tied to residential housing where residential housing starts were up 4% from the first nine months of 2015 with the remaining 50% tied primarily to the growth in the commercial and institutional fixtures markets.

For the full year 2016 and 2017 the NAHB is predicting housing starts to increase in the neighborhood of 5% and 8%, respectively. As we continue to gain credibility as a high quality supplier with our continuing efforts to drive specialization and expertise in these markets, both in our operations and with our extremely talented and dedicated industrial sales force, we are anticipating increased market penetration on both the residential and commercial side.

On the acquisition front, in the third quarter of 2016 we completed two acquisitions: LS Manufacturing in early July, and BH Electronics in late July with annualized revenues in the aggregate of approximately $47 million. LS manufactures a variety of thermoformed plastic parts and components, primarily for the RV market and certain industrial markets. BH Electronic is a major designer, engineer and manufacturer of custom thermoformed dash panel assemblies, center consoles and trim panels, complete electrical systems, and related components and parts primarily for the recreational boat manufacturers in the US.

In conjunction with the four acquisitions we acquired in the first half of 2016, namely Parkland Plastics, the Progressive Group, Cana Cabinetry, and Mishawaka Sheet Metal, these six acquisitions have provided approximately $33 million and $53 million of additional revenue thus far in the third quarter and first nine months of 2016, respectively, and are performing at or better than expected.

Our focus on the successful integration of these acquisitions, as well as others required over the past several years, has resulted in synergy realization, organic market share growth, accretion to earnings, and the addition of high quality team members to the Patrick organization. As we mentioned on our last call, in alignment with our expansion initiatives, our new softwoods operation in our Idaho facility that produces laminated products and interior doors and distributes mattresses to the growing customer-base in that region, is expected to be up and running by the end of the fourth quarter of 2016.

It is our intention to continue to align our facility expansions with core OEM expansions that allow us to capitalize on the commercial and industrial synergies in those regions to support the profitable growth of our company. Overall, our ongoing assessment of both short term and long term opportunities and risks for a business model has supported our belief that we are well positioned to grow in alignment with the current outlook for the RV industry.

The RVIA is currently forecasting RV wholesale unit shipments for fiscal 2016 to increase approximately 8% to over 405,000 units, creating an industry record that surpasses both the last peak in 2006 and the second best on record since 1978. And we think it is likely that it will exceed these estimates. Based on this forecast, current industry trends and our continuing market content improvement, we are excited to participate and partner with our customer-base to bring high quality differentiated products and service to support and enhance the overall RV brand.

We continue to focus on aligning both our business model and our organizational structure for continued growth in this market. Industry reports and dealer surveys indicate RV dealer inventory levels are in line with anticipated retail demand, and the momentum continues to be very strong as OEMs and dealers add capacity to meet growing demand. In addition, there was tremendous attendance and optimism at the recent RV manufacturers open houses in September as both as dealers and OEMs exhibited positive sentiment and excitement, generating strong momentum and expectations for continued strong demand as we move through the fourth quarter and into 2017.

OCTOBER 27, 2016 / 02:00PM GMT, PATK - Q3 2016 Patrick Industries Inc Earnings Call

On the MH side, we continue to believe there is significant potential for this market in the long term based on the current upward trend in shipment levels we are experiencing compared to new housing starts. We are excited about the potential to capitalize on the upside potential of the MH market and are optimistic about the future of this industry, especially given the combination of our nationwide geographic footprint, available capacity in our current MH concentrated locations, and the continued growth of our content, which is in excess of $1,900 per unit.

We are currently forecasting an approximate 14% growth in MH wholesale unit shipments for fiscal 2016 and expect to see continued year-over-year improvement with limited risk in the near term.

Our acquisition and expansion models are aligned with our capital allocation strategy to capitalize on our core competencies in both our primary and ancillary markets. As I had mentioned earlier, we are focused on increasing capacity and improving efficiencies in anticipation of continued growth and driving additional value through strategic investment in capital expenditures, facility improvement initiatives, and key new team members as we head into the remainder of 2016 and throughout 2017.

We've seen efficiency and capacity improvements already in October and expect to continue to further realize the benefits of our investments into 2017. Our extremely talented and dedicated team members continue to work vigorously to maximize our value proposition to our many business partners and provide the highest level of quality products and service consistent with our customer first performance oriented culture.

I'll now turn the call over to Josh, who will provide additional comments on our financial performance.

Josh Boone - Patrick Industries - CFO

Thanks, Andy. Our net sales for the third quarter increased $89 million, or 42% over the prior year period to $304 million, reflecting a combination of acquisition, industry, and market share growth. Our RV revenues were up 43% in the third quarter, reflecting robust wholesale shipments of 19%, which was the largest quarter increase for 2016 and the largest quarter-over-quarter increase since the fourth quarter of 2012.

On a trailing 12-month basis, our RV content per unit increased 20% from $1,739 per unit in 2015 to $2,085 per unit in 2016. With the anniversary of the mix shift towards smaller, less expensive units we started to experience in the second quarter of 2015, coupled with a strong fifth wheel wholesale shipment growth in the third quarter of 2016, we have seen organic content traction and the negative impact in our content per unit dissipate with the demographic trends toward smaller, lower priced decontented units.

Our MH revenues increased 26% for the quarter on estimated unit shipment improvements of approximately 5%. Our estimated content per unit on a trailing 12-month basis increased 5% from $1,820 per unit in 2015 to $1,911 per unit and the third quarter of 2016.

Our industrial revenues were up to 50% in the quarter. While the residential housing market has grown at a slower pace, up a modest 4% through the first nine months of the year, we are continuing to expand into new commercial markets, introducing new product lines via acquisitions and product development, and penetrating adjacent markets in new geographic regions.

The acquisitions we completed in 2015 and in the first nine months of 2016, coupled with our continued focus on leveraging synergies across the organization, expanding our product portfolio and entering new markets and geographic regions, have enabled us to continue to outperform our markets and drive content growth.

For the first nine months of 2016, our revenues were up 34% or $226 million from the previous year, to $898 million, primarily as a result of factors previously mentioned. Our gross margin in the third quarter was 16.1% down 20 basis points from the third quarter of 2015. The third quarter, which generally represents the transition to the new model year, in coordination with the dealer show season where we see increased prototypes, pattern changes, new product innovation requests, and production disruption due to increased rush orders and changing demand patterns has traditionally been the softest seasonal quarter of the year and the least efficient in terms of operating productivity.

The unseasonably strong wholesale RV shipments we experienced in the third quarter, combined with the increased demand and complexities of the model year changeover, created certain internal capacity strains and labor inefficiencies related to overtime, turnover, and continued weekend production requirements, particularly in our Midwest facilities.

OCTOBER 27, 2016 / 02:00PM GMT, PATK - Q3 2016 Patrick Industries Inc Earnings Call

Improved sales volumes in content per unit and the positive contribution of acquisition-related revenue partially offset the margin decline. On a year-to-date basis, our gross margin increased 10 basis points to 16.6%.

Operating expenses increases slightly to 9.4% of sales in the third quarter 2016 compared to 9.2% in the prior year period. Warehouse and delivery and SG&A expenses in the aggregate were up slightly by 10 basis points, intangible asset amortization also increased 10 basis points related to acquisition activity over the past two years. Operating income increased $4.9 million or 32% in third quarter compared to the prior year. Operating margins in the third quarter were 6.6%, down 50 basis points from the third quarter 2015, primarily due to the factors previously described. On a year-to-date basis, our operating margins increased 10 basis points to 7.7%.

Our net income per diluted share in the third quarter 2016 was up 36% to $0.79 compared to $0.58 in the prior year. Year-to-date net income per diluted share was up 37% to $2.68 versus the $1.95 in 2015. Our net income for the third quarter reflects a reduction in our effective tax rate to an annualized rate of 35.9%, primarily as a result of taking advantage of higher tax credits.

Now turning to the balance sheet. Our total assets increased approximately $153 million from December 31, 2015, primarily reflecting overall growth in our business year-over-year the full impact of acquisitions completed in 2015 and thus far and 2016 in a related working capital ramp up with higher sales volumes.

Operating cash flows for the first nine months of the year were $50 million compared to $25 million for the first nine months of 2015. Our operating cash flows reflect our strong earnings and our continued focus on leveraging our working capital relative to sales growth, and provide us the flexibility to execute on our capital allocation strategy. For the nine month of 2016, our total capital spending of approximately $11 million is in line with company expectations and included approximately $1.5 million related to the newly expanded strategic initiative that Andy previously described.

We will continue to invest in our capital expenditure initiatives, which include facility expansions and upgrades, and strategically replacing and upgrading production equipment to improve efficiencies and increased capacity. We are currently projecting our total capital spend for the year 2016 to be in the range of $14 million to $15 million. We did not repurchase any of our common stock in the third quarter. For the first nine months of 2016 we repurchased approximately 111,000 shares for a total cost of $4.7 million.

Finally, after executing on two acquisitions in the quarter for a combined purchase price of $46 million, our leverage position relative EBITDA remains just under two times at the end of the third quarter. We expect to continue to maintain an appropriate leverage position consistent with our capital allocation strategy. As previously announced, in late July we expanded our credit facility to $360 million, which provides us with additional liquidity to continue to execute on our capital allocation strategy. Unused availability under our credit facility, including cash-on-hand at the end of the third quarter, was approximately $79 million.

That completes my remarks. Todd.

Todd Cleveland - Patrick Industries - CEO

Thanks, Josh. Overall, we're pleased with our sales and earnings results for the first nine months of 2016 and are optimistic about the continued growth as we head into the remainder of the year, both in the short and long-term, as we continue to build on the momentum in the industries we serve. The strategic acquisitions we made during 2015 and thus far in 2016 both increased our scale in existing markets and opened the door into new markets within our North American footprint, which has now expanded to 16 states.

Our pipeline continues to be full with acquisition opportunity across all three markets we serve, including adjacent markets, and we have the capacity to continue to grow our business and bring new, innovative product lines to existing customer-base and the customers we've not yet reached.

In terms of our outlook for the remainder 2016 as we head into the fourth quarter, we expect to see similar seasonal demand patterns experienced in prior years. Our discipline execution goals continue to be focused around taking care of the customer-base with the highest quality products and customer service, opening up capacity as we plan our future growth, drive organizational strategic agenda, and utilize our capital allocation strategy to strategically grow the business. Additionally, our team is aligned to increase customer awareness of the breadth the products we can provide, expand operations in targeted regional territories, and drive shareholder value by generating improved operating income, net income, earnings per share, and free-cash flow.

OCTOBER 27, 2016 / 02:00PM GMT, PATK - Q3 2016 Patrick Industries Inc Earnings Call

We are grateful for the ongoing support that we receive from our customers, suppliers, dedicated and talented 4,800-plus team members, our Board of Directors, banking partners and our shareholders, who are privileged to serve. It is this partnership with all of you that is afforded us the opportunity to strive towards our goal of providing the highest level of quality, service, and shareholder value over the years and the years to come.

This is the end of our prepared remark, thank you for your time today. We're now ready to take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Scott Stember from CL King.

Scott Stember - CL King - Analyst

Thanks for the explanation on the gross margin, what happened in the quarter. It sounds as if, from your commentary, that some of the early returns from this capital expansion project are starting to have a positive impact on the margins. Can you maybe talk about what we could expect from the abatement of these inefficiencies in the fourth quarter? And then maybe just give us a broader view, maybe a little bit more granularity about what this project will do and how it will positively impact the Company over the next couple years.

Andy Nemeth - Patrick Industries - President

As we kind of move into the -- we mentioned in our release that -- in our call that we expect things to improve, and we've seen some improvement already in October. We expect margins to normalize as they have in the past in the fourth quarter and into the first quarter, where we expect to realize some additional synergies and efficiencies.

The project overall, it's at numerous facilities where we've got the highest labor content, and certainly we want to be able to continue to meet capacity demands as we see improved growth and increased shipment opportunity in the future. And so, we wanted to get ahead of the game and put a strategic plan in place to be able to make sure that we're ready to go in the first quarter. And so, a lot of these things have taken place. We're going to be implementing over the course of the fourth quarter as well.

So again, I think as we look at it, in the facilities that have the highest labor concentration, this initiative, coupled with some workforce planning efforts that we're doing to really focus on our team members, as well provide a better operating environment for our team members, we expect to have improving -- or at least offsetting if not improving opportunities for efficiency as we head into Q1 and Q2 of next year.

Scott Stember - CL King - Analyst

It sounds like some of this automation will help you I guess handle some of the advancements in model year change over processes going forward. Can you maybe just talk about what you saw this year from a product standpoint? It sounds as if some of the new 2017 models had some advanced requirements that you guys probably weren't prepared for.

Andy Nemeth - Patrick Industries - President

It wasn't as much that the model change and the innovation caught us off guard; it was as much that from an overall shipment perspective, in August and September RV shipments were up 32% and 21%, respectively, for those two months this year. Last year they were up 3% and 12%. So what we've seen is we've seen strong demand, unseasonably strong demand, which is highly positive from our perspective. And it wasn't that it caught us off guard, it's just that it's been very strong; our team has been working incredibly hard, they've done a phenomenal job of making sure that we're taking care of the customers. And there was some additional strain on it as we moved into the third quarter.

OCTOBER 27, 2016 / 02:00PM GMT, PATK - Q3 2016 Patrick Industries Inc Earnings Call

So, we're well positioned to be able to handle the changing demands related to innovation in new products; it's more about the strength and having capacity to be able to really be able to take advantage of opportunities like this. And so, we're excited about what we're doing there.

Scott Stember - CL King - Analyst

And just one last question, then I can jump back in the queue. On the industrial side, you commented about on the residential side that you had some new regions or new areas that you moved into. Maybe just talk about that a little bit.

Todd Cleveland - Patrick Industries - CEO

On the industrial side, we're seeing single family continue to improve; multifamily was down a little bit. And so we're seeing as well remodel, and our industrial team does a great job of adapting and moving to where the markets are the most robust. And so, we kind of focused during the quarter, at least in the last six months, we've kind of shifted towards the kitchen cabinet sector as we've seen improvements in single family and as well the remodel side.

So that's really where the team's been focused. We're still continuing to focus on our territories as well, but it's been more about, again, being very strategic. And on the industrial side of the business, we'll usually have puts and takes as it relates to customer gains and losses where a lot of it is project related work, and our industrial team, again, adapts very well that to be able to offset and continue to gain share in light of project work coming and going.

Scott Stember - CL King - Analyst

Got it. That's all I have for now. Thanks for taking my questions and nice quarter guys.

Operator

Dan Moore with CJS Securities.

Dan Moore - CJS Securities - Analyst

Just wanted to drill down a little bit further, if possible, on the margin and on the abatement, if you will. In Q4, do you think we can get back to kind of flattish to up year-on-year gross margin operating margins, or do you expect it to take a little bit more time?

Andy Nemeth - Patrick Industries - President

We've already realized some of the efficiencies we had talked about in October, and so we expect it to be more normalized, consistent with where we've performed in the past.

Dan Moore - CJS Securities - Analyst

And in terms of the industry, you mentioned August/September of last year shipments were only up 3%; this year it's 20%. Are you concerned at all that perhaps some demand was pulled forward from Q4, or do you expect continued growth in wholesale shipments in Q4 on a year-over-year basis based on what you're seeing today?

OCTOBER 27, 2016 / 02:00PM GMT, PATK - Q3 2016 Patrick Industries Inc Earnings Call

Todd Cleveland - Patrick Industries - CEO

I think we've been extremely excited to see the shipment levels where they're at related to the overall OEM production, and probably more impressed is the ongoing retail demand that's been extremely strong. The show season went extremely well for the OE's in September, and all indications are is that we're preparing to satisfy the customers' demand through the fourth quarter here and on into 2017.

Dan Moore - CJS Securities - Analyst

Thank you Todd. That's helpful. To organic growth, I think you mentioned $33 million of revenue contributed from acquisitions. Was that just from the deals year-to-date? Just trying to get at what organic growth from a top line perspective was in the quarter.

Josh Boone - Patrick Industries - CFO

That was just for the deals completed in 2016, and we estimate organic growth to be flat to slightly positive. Like in the prepared remarks, we're gaining traction on the content with the kind of strong growth we experienced in Q3 and the strength in the fifth wheel market.

Dan Moore - CJS Securities - Analyst

And that feeds into my next question, Josh. We saw a really nice pickup in shipments in the fifth wheels in higher content, higher price tickets. Do you think we've now lapped that sort of decontenting, and on a go forward basis, would we expect a much narrower gap between the growth and shipments in the travel trailers and fifth wheels?

Josh Boone - Patrick Industries - CFO

So, our thought would be we've lapped the gap -- we've anniversaried the mix shift, however, decontenting will still be a part of that going forward. And we would expect the gap to narrow, but we wouldn't say we're completely out of it with kind of the smaller decontented units still in the marketplace. But we have lapped the initial anniversary from spring of 2015.

Dan Moore - CJS Securities - Analyst

Got it. Very good. Thank you.

Operator

(Operator Instruction) Scott Stember from CL King.

Scott Stember - CL King - Analyst

Could you maybe talk about some of the acquisitions that you made over the last year that's moved you into new markets, like Progressive? The electronics and on the boating side, with the control panel -- maybe just talk about what you're seeing there, opportunities for future growth in those, and just generally speaking, what you're seeing right now.

Andy Nemeth - Patrick Industries - President

OCTOBER 27, 2016 / 02:00PM GMT, PATK - Q3 2016 Patrick Industries Inc Earnings Call

We're really pleased with the acquisitions that we've done so far in 2016 and absolutely pleased with the acquisitions that we did in 2015 as well. We have touched in two additional markets; we've seen the industrial market, which is where we would categorize some of the acquisition initiatives. On the electronics side, we've gained access to a number of different products and suppliers to be able to complement our adjusting RV electronics platform.

As well on the Marine side with BH Electronics, which has been a great acquisition for us, which we recently did. It's allowed us opportunities as we had talked about earlier to be able to really capitalize on the full service product line, to be able to support our customer's needs for plug and play type of scenarios. And so, that's really done well; the marine market is performing well. And the relationships that we've gained from the acquisitions that we've brought on have been highly positive and so have the team members. So, all around we would categorize our acquisition efforts for 2016 consistent with where we've been in the past, but we're very pleased with what we're seeing from the acquisition side.

Scott Stember - CL King - Analyst

And then a last question; maybe just give us an idea what the acquisition pipeline looks like as we stand today.

Andy Nemeth - Patrick Industries - President

The acquisition pipeline is still very strong; we have a number of opportunities in the pipeline today. So again, we continue to look at and explore a constant stream of acquisition candidates, and so certainly from our perspective, it's still going to be part of our capital allocation strategy. And again, I would just categorize it as very strong.

Scott Stember - CL King - Analyst

Excellent. Thanks again.

Operator

Jon Evans from SG Capital.

Jon Evans - SG Capital - Analyst

Can you just talk a little bit about maybe longer term from the standpoint of operating margins? So, you've grown the sales tremendously. When you guys see the Company 18 months, 24 months down the road, can you give us some kind of vision on how you think or where you can progress operating margins? Because it seems like if volumes continue to grow, you should have some nice leverage below the gross margin line. So, could you just speak to that?

Andy Nemeth - Patrick Industries - President

We absolutely expect to be able to take advantage of our leverage as it relates to our operating leverage and our fixed overhead and be able to really capitalize on efficiency improvements within the organization. So, our expectation is that we are going to be able to continue incrementally improve operating margins as we continue to grow the business.

Jon Evans - SG Capital - Analyst

Will you ever think about putting any kind of longer term targets out there, or is that not something you guys want to focus on?

OCTOBER 27, 2016 / 02:00PM GMT, PATK - Q3 2016 Patrick Industries Inc Earnings Call

Andy Nemeth - Patrick Industries - President

As it relates to guidance, we feel like we're pretty comfortable with our guidance right now, so I don't expect us to be putting any long term strategic guidance out there.

Operator

(Operator Instructions) And I am showing no further questions at this time. And thank you, ladies and gentlemen. I will turn it back over to Julie if you have any final remarks. Julie?

Julie Ann Kotowski - Patrick Industries - IR

Thanks, John. We appreciate everyone for being in the call today and we look forward to talking to you again at our fourth quarter 2016 conference call. A replay of today's call will be archived on Patrick's website: www.patrickind.com under Investor Relations. I will now turn the call back to our operator.

Operator

Thank you, Julie. Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating and you may now disconnect.

Editor

Company Disclaimer

This audio event contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

OCTOBER 27, 2016 / 02:00PM GMT, PATK - Q3 2016 Patrick Industries Inc Earnings Call

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